Exhibit 99.2

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation to Present at the

C.E. Unterberg Towbin Life Sciences Conference

Iselin, N.J., October 26, 2006 — Pharmos Corporation (Nasdaq: PARS), which recently completed the acquisition of Vela Pharmaceuticals Inc. (Vela), announced today that President and COO Alan L. Rubino will present at the C.E. Unterberg, Towbin Life Sciences Conference on Tuesday, October 31, 2006 at 3:30 PM Eastern Time. The conference is taking place October 30 through October 31, 2006 at the Palace Hotel in New York, New York.

In this first public post-acquisition presentation, Mr. Rubino will highlight the strengths gained from the acquisition in terms of an expanded pipeline, board and management team. Discussion will focus on Pharmos’ development plans and upcoming milestones for its leading clinical-stage compounds: dextofisopam for irritable bowel syndrome (IBS), an asset acquired from Vela with positive Phase 2a IBS data, and cannabinor, a CB2-selective compound proprietary to Pharmos that is currently undergoing Phase 2a testing in pain indications. The presentation will also provide an overview of the Company’s research and development activities with other compounds acquired from Vela as well as with other CB2-selective agonists targeting pain, inflammation and autoimmune indications.

A webcast of Pharmos’ presentation will be available at http://www.wsw.com/webcast/ceut5/pars/ and will be archived for a 90 day period after the conference.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos’ pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Colin Neill, CFO	John Quirk (investors)
(732)452-9556	(646) 536-7029

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel

Irit Kopelov

011-972-8-940-9679